Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VOLCON, INC.

Volcon, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) for the purpose of amending its Second Amended and Restated Certificate of Incorporation, as amended (the “Amended and Restated Certificate of Incorporation”), in accordance with the Delaware General Corporation Law (“DGCL”), does hereby make and execute this Certificate of Amendment to the Amended and Restated Certificate of Incorporation and does hereby certify that:

1. The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Section 242 of the DGCL and the Amended and Restated Certificate of Incorporation, duly adopted by a unanimous written consent in lieu of a meeting, resolutions declaring advisable the amendments to the Amended and Restated Certificate of Incorporation set forth in paragraphs 2 and 3 of this Certificate of Amendment.

2. Article I of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced by following Article I in lieu thereof:

“The name of this corporation is Empery Digital Inc.”

3. All references in the Amended and Restated Certificate of Incorporation to “Volcon, Inc.” are hereby replaced with “Empery Digital Inc.”

4. This amendment shall be effective as of 11:59 p.m., Eastern Time, on July 30, 2025.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized officer of the Corporation on this 28th day of July 2025.

By: /s/ Greg Endo___________________

Name: Greg Endo

Title: Chief Financial Officer